Exhibit 10.12

Form of Non-Employee Director Restricted
Stock Unit Award Agreement

Notice of Award of Restricted Stock Units and Restricted Stock Unit Award Agreement	Staples, Inc. Employer ID: 04-2896127 500 Staples Drive Framingham, MA 01702

«FirstName» «LastName»	ACCOUNT ID:	«AccountID»

«Address1»

«Address2»

«City», «State»  «Zip»

«Country»

In consideration of services rendered to Staples, Inc., you have been awarded restricted stock units under Staples, Inc.’s Restricted Stock Unit program as follows:

Restricted Stock Unit Award No.:	«GrantNumber»
Stock Plan:	2004RSU
Date of Award:
Total Number of Units:	«UnitsGranted»
Fair Market Value per Unit:	«FairMarketValue»
Total Value of Units Granted:
Vesting Schedule:

25% of the Total Number of Units shall vest on the date of each of the four (4) regularly scheduled quarterly meetings of the Board of Directors that are held during the Staples’ fiscal year that includes the Date of Award, provided that you are the [chair of of the [Audit Committee] [Nominating and Corporate Governance Committee] [Compensation Committee] [Finance Committee]] [the lead director] of the Board on such meeting date

Regular Payment Date:	The one-year anniversary of the Date of Award

Each restricted stock unit represents the right to receive one share of Staples, Inc. Common Stock.

By your acceptance of this Restricted Stock Unit Award, you acknowledge that this award is granted under and governed by the terms and conditions of Staples, Inc.’s Amended and Restated 2004 Stock Incentive Plan (as further amended or restated from time to time) and by the terms and conditions of Staples, Inc.’s Restricted Stock Unit Award Agreement which is attached hereto.

Staples, Inc.

Ronald L. Sargent Chairman and Chief Executive Officer

STAPLES, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT
(DIRECTORS)

1.  Award.  In consideration of services rendered, Staples, Inc., a Delaware corporation (“Staples”), hereby awards to the Director named in the Notice of Award (the “Notice”), pursuant to Staples’ Amended and Restated 2004 Stock Incentive Plan (the “Plan”), the Total Number of Units stated in the Notice (the “Units”).  Each Unit represents the right to receive one share of Common Stock of Staples (each, a “Share” and collectively, the “Shares”) subject to the terms and conditions of this Restricted Stock Unit Award Agreement and the Plan. Except where the context otherwise requires, the term “Staples” shall include any parent and all present and future subsidiaries of Staples as defined in Sections 424(e) and 424(f) of the Internal Revenue Code of 1986, as amended or replaced from time to time and the Regulations thereunder (the “Code”).

2.  Transferability.  During the Holding Period described below, neither the Units nor the Shares received upon the settlement of a Unit may be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of (whether by operation of law or otherwise) nor shall any Units or Shares be subject to execution, attachment or similar process, except that after settlement of a Unit the resulting Shares may be transferred by will or the laws of descent and distribution or, upon notice to Staples, for estate planning purposes to entities that are beneficially owned entirely by family members.  All transferees of the Shares must agree to be governed by all of the terms and conditions of this Agreement.  Upon any sale, transfer, assignment, pledge, hypothecation or other disposition, or any attempt to sell, assign, transfer, pledge, hypothecate or otherwise dispose of the Units or Shares received upon the settlement of a Unit contrary to the provisions hereof, or upon the levy of any execution, attachment or similar process upon the Units or Shares or such rights, any Units or Shares shall, at the election of Staples, be deemed repurchased by Staples at a repurchase price of zero and all rights with respect to the Units and Shares shall be forfeited to Staples.  In addition, Staples may seek any other legal or equitable remedies available to it, including rights of specific performance.  Staples may refuse to recognize as a shareholder of Staples any purported transferee of or holder of any rights with respect to the Units and any Shares received upon the settlement of a Unit and may retain and/or recover all dividends, dividend equivalents and other distributions payable or paid with respect to such Units and Shares.

3.  Holding Period.  Except as otherwise provided in this Agreement, the Holding Period for the Units and any Shares received upon settlement of a Unit shall begin on the Date of Award and end when the Director ceases to be an Eligible Director (as defined below).

4.  Vesting.

(a)  Continuous Relationship with Staples Required.  For purposes of this Agreement, an “Eligible Director” is an individual that is, and has been at all times since the Date of Award, a director of Staples.

(b)  Vesting.  A Director shall vest in the Total Number of Units stated in the attached Notice according to the following schedule:  25% of the Total Number of Units shall vest on the date of each of the four (4) regularly scheduled quarterly meetings of the Board of Directors of Staples, Inc. (the “Board of Directors”) that are held during the Staples’ fiscal year that includes the Date of Award set forth in the attached Notice (each, a “Quarterly Meeting”), provided that the Director is [the chair of of the [Audit Committee] [Nominating and Corporate Governance Committee] [Compensation Committee] [Finance Committee]] [the lead director] of the Board of Directors on such Quarterly Meeting date (each, a “Quarterly Meeting Date”).  Vesting of the Units shall be determined without regard to actual attendance at Quarterly Meetings.  Neither the scheduling of nor the attendance at other Board of Directors’ meetings or committee meetings shall accelerate the vesting of the Units or increase the Total Number of Units granted to the Director under the Notice or this Agreement.  If the Director ceases to be an Eligible Director for any reason before a Quarterly Meeting Date described above then, except as provided in paragraph (c) below, all right, title and interest in and to the Units that would otherwise vest upon such Quarterly Meeting Date and the Shares that would be received upon settlement of a Unit shall be forfeited on the date such Director ceases to be an Eligible Director.  If the Director is on an approved leave of absence, then the Units and the related Shares shall not be forfeited, and the Holding Period shall not terminate, as a result of such leave of absence, unless and until the Director’s position as a director is ultimately terminated prior to a Quarterly Meeting Date.

(c)  Vesting Upon Death, Disability, Retirement or Change in Control. If the Director (i) dies; (ii) becomes disabled within the meaning of Section 22(e)(3) of the Code (a “Disability”); or (iii) terminates his or her position as a director of Staples and separates from service within the meaning of Section 409A of the Code upon or after reaching age 72 (a “Retirement”), or if a Change in Control occurs, in each case prior to the Regular Payment Date and while the Director is [the chair of of the [Audit Committee] [Nominating and Corporate Governance Committee] [Compensation Committee] [Finance Committee]] [the lead director] of the Board of Directors, then any unvested Units shall vest, the Shares to be received upon settlement of the Units shall no longer be subject to forfeiture as provided in this Section 4, and the Holding Period shall terminate with respect to all vested Units and related Shares.

(d)  Effect of Repurchase/Forfeiture.  Upon repurchase/forfeiture of the Units for any reason hereunder, such Units and the Shares that would be received upon settlement of the Units, shall again be available for subsequent grants or awards under the Plan.

5.  Settlement of Units.  Settlement of the vested portion of the Total Number of Units shall be made in a single lump sum payment on the first business day following the earliest to occur of the Regular Payment Date, the death of the Director, the Disability of the Director, the Retirement of the Director, or the consummation of a Change in Control.  Staples shall settle any vested Units through issuance of Shares by registering the Shares in book entry form with Staples’ transfer agent in the name of the Director.  No certificate(s) representing all or a part of the Shares that have not been repurchased/forfeited shall be issued until the end of the Holding Period.

6.  No Rights to Continue as a Director.  Nothing contained in the Plan or this Agreement shall be construed or deemed by any person under any circumstances to bind Staples to continue the relationship of the Director with Staples for any period of time.

7.  Rights as a Shareholder.  The Director (a) shall not have the right to vote any Shares nor act in respect of the Shares at any shareholder meeting prior to being issued Shares in connection with the settlement of the Units, and (b) shall not have any right to receive cash dividends with respect to the Units or Shares prior to being issued Shares in connection with the settlement of the Units.

8.  Adjustment Provisions.

(a)  General.   In the event of any recapitalization, reclassification of shares, combination of shares, stock dividend, stock split, reverse stock split, spin-off or other similar change in capitalization or event or any distribution to holders of Common Stock other than an ordinary cash dividend, the Director shall, with respect to the Units and Shares, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 9 of the Plan.

(b)  Board Authority to Make Adjustments.  Any adjustments under this Section 8 will be made by the Board of Directors, whose determination as to what adjustments, if any, will be made and the extent thereof will be final, binding and conclusive.  No fractional shares will be issued with respect to Units or Shares on account of any such adjustments.

9.  Mergers, Consolidations, Distributions, Liquidations, Etc.  In the event of a merger or consolidation or any share exchange transaction in which outstanding shares of Common Stock are exchanged for securities, cash or other property of any other corporation or business entity, or in the event of a liquidation of Staples, the Director shall, with respect to this Agreement, be entitled to the rights and benefits, and be subject to the limitations, set forth in Section 9 of the Plan.

10.  Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)  A “Change in Control” shall be deemed to have occurred if (A) any “person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (other than Staples, any trustee or other fiduciary holding securities under an employee benefit plan of Staples, or any corporation owned directly or indirectly by the stockholders of Staples in substantially the same proportion as their ownership of stock of Staples), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Staples representing 30% or more of the combined voting power of Staples’ then outstanding securities (other than pursuant to a merger  or consolidation described in clause (1) or (2) of subsection (C) below); (B) individuals who, as of the date hereof, constitute the Board of Directors of Staples (as of the date hereof, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by Staples’ stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Staples, as such terms are used in Regulation 14A under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; (C) the stockholders of Staples approve a merger or consolidation of Staples with any other corporation, and such merger or consolidation is consummated, other than (1) a merger or consolidation which would result in the voting securities of Staples outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 75% of the combined voting power of the voting securities of Staples or such surviving entity outstanding immediately after such merger or consolidation, or (2) a merger or consolidation effected to implement a recapitalization of Staples (or similar transaction) in which no “person” (as defined above) acquires more than 30% of the combined voting power of Staples’ then outstanding securities; or (D) the stockholders of Staples approve an agreement for the sale or disposition by Staples of all or substantially all of Staples’ assets, and such sale or disposition is consummated; provided, however, that such Change in Control also constitutes “a change in ownership or effective control” of Staples, or a change in “the ownership of a substantial portion of the assets” of Staples within the meaning of Section 409A(a)(2)(v) of the Code.

(b) “Surviving Corporation” shall mean (x) in the case of a Change in Control pursuant to clause (A) or clause (B) of Section 10(a), Staples; (y) in the case of a Change in Control pursuant to clause (C) of Section 10(a), the surviving or resulting corporation in such merger or consolidation; and (z) in the case of a Change in Control pursuant to Clause (D) of Section 10(a), the entity acquiring the majority of the assets being sold or disposed of by Staples.

11.  Withholding of Director’s Taxes.  Notwithstanding anything to the contrary in this Agreement, any provisions providing that the Shares shall no longer be subject to repurchase/forfeiture or that the Holding Period shall terminate shall be subject to the Director’s satisfaction of all applicable federal, state and local income tax withholding requirements.

12.  Miscellaneous.

(a)  Except as provided herein, this Agreement may not be amended or otherwise modified unless evidenced in writing and signed by Staples and the Director unless the Board of Directors determines that the amendment or modification, taking into account any related action, would not  materially and adversely affect the Director.

(b)  All notices under this Agreement shall be mailed or delivered by hand to Staples at its main office, Attn: Secretary, and to the Director to his/her last known address on the records of Staples or at such other address as may be designated in writing by either of the parties to one another.

(c)  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.